Exhibit 99.(d)(i)(b)

 Amendment to Investment

Advisory Agreement

This Amendment (“Amendment”) dated as of February 24, 2020 (“Effective Date”) to the Investment Advisory Agreement (“Agreement”) dated August 1, 2017 by and between Syntax ETF Trust, a Delaware statutory trust organized on June 27, 2013 (“Trust”), and Syntax Advisors, LLC, a Limited Liability Corporation (“Advisor”). The Agreement is incorporated herein by reference.

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. SCHEDULE A to the Investment Advisory Agreement hereby shall be amended to include an additional fund, namely the Syntax Stratified U.S. Total Market ETF, with a management fee of 0.79%, gross of acquired fund fees and expenses, fee waivers, and reimbursements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Syntax ETF Trust

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	Chairman of the Board of Trustees of
the Syntax ETF Trust

Syntax Advisors

By:	/s/ Rory Riggs
Name:	Rory Riggs
Title:	CEO